EXHIBIT 10.8

                          Pacific Resource Group, Inc.
                           (Dba Global Stock Exchange)
                               2311 Bear Hills Ct.
                                Draper, UT 84020
                                Tel: 801-553-215-
                                Fax: 801-553-1545
                             Email:jojjr@prginc.net
                               Web: www.prginc.net


June 21, 2001

By Facsimile (678)762-3296

Mr. Robert S. Vail
Chief Financial Officer
Small Town Radio
12600 Deerfield Pkwy., Suite 100
Alpharetta, GA 30004

         Re: Finder Agreement

Dear Mr. Vail:

         This letter confirms the agreement ("Agreement") between Worldwide PetroMoly Inc. (OTCBB:MOLY) d/b/a Small Town Radio Inc. (STRI), Inc. and its affiliated companies (the "Company") to retain Pacific Resource Group, Inc. ("PRG") to provide the services described below.

1.       Services

         1.1 No representation or promises are made by PRG other than as expressly set forth herein.

It is imperative that all parties understand and acknowledge that PRG does not negotiate transactions involving securities, engage in other activities to consummate transactions in securities, advise whether to enter into securities transactions, or participate in the sale of securities, nor does PRG hold itself out as a broker or dealer. PRO is acting strictly as a "finder", simply introducing the parties and collecting a fee based on that introduction. PRG will not be engaged in any further involvement with any party beyond that extent.

         1.2 PRG shall use its reasonable best efforts to introduce the Company to corporations, partnerships, mutual funds, hedge funds, accredited investors, investment partnerships, securities firms, lending and other institutions and entities (collectively "Entities") which may engage in or provide a "Transaction" (as defined below) to the Company. As used herein, the term "Entities" also means and includes any party, which is directly or indirectly connected with or related to one of the Entities described above including, without limitation, all affiliates as well as any referral from any of the Entities, any client or customer of any of the Entities, and any investor in any of the Entities.

         1.3 Except as set forth below, all services provided by PRG under this Agreement shall be at PRG's cost and risk. PRG's sole compensation, if any, shall be a "Finder's Fee" (as set forth in Section 4 below) upon consummation of a Transaction in any form with any Entity.

         1.4 The Company acknowledges that PRG's responsibilities shall be limited to the foregoing, and that PRG (i) shall not have authority to offer or sell the Securities to any potential Entity, (ii) shall have no responsibility to participate or assist in any negotiations between any potential Entity and the Company, and (iii) shall have no responsibility for fulfilling any reporting or filing requirements of the Company pursuant to applicable federal and state securities laws. In addition, the Company expressly acknowledges and agrees that PRG's obligations hereunder are on a reasonable best effort basis only and that the execution of this Agreement does not constitute a commitment by PRG to purchase the Securities or any other securities of the Company and does not ensure the successful placement of the Securities or any portion thereof.

         1.5 Notwithstanding anything in this Agreement to the contrary, the Company shall have the sole and absolute discretion to accept or not accept the terms of any Transaction. Neither the Company nor any of its affiliates shall have any liability whatsoever to PRG or any other person or entity resulting from its decision not to enter into a proposed Transaction, regardless of the terms of the proposed Transaction.

2.       Term

         This Agreement shall take effect immediately and shall continue for a minimum term of six (6) months. Thereafter, the Agreement will remain in effect until terminated by either party upon 30 days prior written notice to the other.

3.       Information

         In connection with PRG's engagement hereunder, the Company will furnish PRG and any prospective Entity with any information concerning the Company that PRG reasonably deems appropriate and will provide PRG and prospective Entities with reasonable access to the Company's officers, directors, accountants, counsel and other advisors, subject to the Company's non-disclosure agreement. In addition, PRG shall be kept fully informed of any events that are reasonably likely to have a material effect on the financial condition of the Company. The Company represents and warrants to PRG that all such information concerning the Company and all private placement materials, whether in the form of a letter, circular, memorandum, notice or otherwise to be used in placing the securities, to the extent that the Securities are placed in a private placement, or an appropriate subscription agreement, to the extent that the securities to be placed have been publicly registered ("Materials") will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that PRG will not undertake any "due diligence" investigation and will be using and relying upon the information supplied by the Company and its officers, agents and others, the Materials, and any other publicly available information concerning the Company.

4.       Finder's Fee.
         ------------

         In consideration of PRG's services, PRG shall be entitled to receive, and the Company hereby agrees to pay to PRG, the following:

         4.1 PRG shall receive a Finder's Fee payable by certified check or wire transfer equal to 5% of the principal amount of the Transaction Amount (as defined below, and shall be paid as proceeds are received by the Company from each Transaction; provided however, if the Transaction is in the form of an equity line of credit; PRG shall receive a Finder's Fee equal to 2% of the amount of money the Company draws down on the equity line. Any portion of PRG's Finder's Fee that is attributable to proceeds to be received by the Company upon the occurrence of a future event, or the satisfaction of a contingency shall be paid when the event occurs or the contingency is satisfied.

         4.2 In addition to the foregoing, upon consummation of a Transaction, the Company will issue to PRG and/or its designee(s) warrants (the "Warrants") to purchase such number of shares of the Company's common stock as shall be equal to 2% of the aggregate number of fully diluted and/or exercised or converted shares of common stock of the Company as are purchased by the Entities. The Warrants shall be exercisable for a period of five years from the date of closing with an exercise price equal to the effective per share or unit price paid by the Entities engaging in the Transaction. The terms of the Warrants shall be set forth in one or more agreements (the "Warrant Agreements") in form and substance reasonably satisfactory to PRG and the Company. The Warrant Agreements shall contain customary terms, including without limitation, provisions for change of control, weighted-average price based anti-dilution, and customary demand and piggyback registration rights consistent with the registration rights granted to the Entities.

         4.3 PRG's Finder's Fee shall have been earned and shall be payable to PRG upon consummation of any Transaction which occurs as a result of this Agreement with any Entity in which a Transaction was made in whole or in part
(1) during the term of this Agreement (hereafter "Phase I"); or, (2) within 24 months following the termination date of this Agreement (hereafter "Phase II") with regard to an Entity which PRG or the Company has had any communications during Phase I.

         4.4 As used herein, the term "Transaction Amount" shall mean the gross amount of all consideration, including without limitation to, all cash, cash equivalents, stock, warrants, and/or assets that is exchanged or provided to or by the Company or its shareholders, affiliates, or subsidiaries in a Transaction, or any entities formed in or which results from a Transaction. The Transaction amount shall be cumulative (e.g., if the Company receives initial consideration and then subsequently received royalty and/or licensing fees, warrant exercise funds; etc,.) such that the Transaction Amount shall include all such consideration.

         4.5 For the purposes of the transactions contemplated herein, this Agreement supercedes any other Finder's Fee Agreements that have previously been agreed to by the parties.

5.       Transaction.
         -----------

         5.1 As used herein, the term "Transaction" means any business agreement, arrangement or transaction or series or combinations thereof which may include sales or exchanges of stock, warrants, or assets, or the making of loans, leases and other arrangements of every type and description, by which, directly or indirectly, an interest in the Company, its affiliates, or any business with common management with the Company, or any of their respective assets, capital stock or other securities is transferred to another Entity, including, without limitation, by way of or in the form of, a merger, acquisition, sale or exchange of stock or assets, lease of assets, with or without purchase option, joint venture, licensing arrangements, minority investment or partnership.

         5.2 As used herein, the term "Transaction" also means any business agreement, arrangement or transaction or series or combinations thereof which may include sales or exchanges of stock, warrants, or assets, or the making of loans, leases and other arrangements of every type and description by which, directly or indirectly, an interest in any Entity is transferred to the Company, its affiliates, or any business with common management with the Company, or any of their respective assets, capital stock or other securities, including, without limitation, by way of and in the form of a merger, acquisition, sale or exchange of stock or assets, lease of assets, with or without purchase option, joint venture, licensing arrangements, minority investment or partnership.

6.       Non-Circumvent

         In order to prevent the Company from circumventing PRG's position with an Entity, the Company agrees that whether or not any Transaction concerning the Company is completed, for a two-year period commencing from the date of this Agreement, without the prior express written consent of PRG, neither the Company nor any of its officers, employees, or agents will (a) contact directly or indirectly any person or Entity introduced to the Company by PRG during the term of this Agreement; or (b) circumvent PRG's position with respect to the Company or Entity in any manner whatsoever.

7.       Non-Exclusive.
         -------------

         Each party acknowledges and agrees that the rights granted to the other in this Agreement are non-exclusive, and that, without limiting the generality of the foregoing, nothing in this Agreement shall be deemed or construed to prohibit either party herein from participating in similar business arrangements as those described herein.

8.       Indemnification.
         ---------------

         The Company shall indemnify PRG under its standard indemnification provisions attached hereto as Schedule A and made a part hereof.

9.       General Provisions.
         ------------------

         9.1 Any and all claims, disputes, or controversies arising out of this Agreement will be resolved by arbitration before the American Arbitration Association ("AAA") and that with respect to this Agreement, a party may seek injunctive relief and ancillary damages before the AAA. Each party irrevocably consents to subject matter jurisdiction before the AAA. The parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party for punitive or similar damages. The parties agree that any award or decision by the AAA shall be final and binding upon the parties and a judgment may be entered in a court of competent jurisdiction upon such award or decision. The parties agree that the sites of any arbitration or legal proceedings hereunder shall be the City of New York.

         9.2 This Agreement may not be amended or modified except in writing signed by both parties to the Agreement.

         9.3 All notices and other communications hereunder shall be deemed given upon (a) the sender's confirmation of receipt of a facsimile transmission to the recipient's facsimile number set forth below, (b) confirmed delivery by a standard overnight carrier to the recipient's address set forth below, or (c) delivery by hand to the recipient's address set forth below (or, in each case, to or at such other facsimile number or address for a party as such party may specify by notice given in accordance with this Section 9.3):

(a)      If to the Company, to:

                                            Robert S. Vail
                                            Chief Financial Officer
                                            Small Town Radio
                                            12600 Deerfield Pkwy., Suite 100
                                            Alpharetta, GA 30004
                                            Fax: (678)762-3296

(b)      If to PRG, to:

                                       John Jones
                                       President Pacific Resource Group, Inc.
                                       2311 Bear Hills Court
                                       Draper, Utah 84020
                                       Fax: (801) 553-1545

         9.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. 9.5 PRG shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that PRG shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

         9.6 The Company hereby represents that it is a sophisticated business enterprise that has retained PRG for the limited purposes set forth in this letter, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter.

         If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter to my attention.

                                       Very truly yours.

                                       Pacific Resource Group, Inc.

                                        By:   /s/ John Jones
                                          ---------------------------------
                                         Name: John Jones
                                         Title: President

AGREED AND ACCEPTED:

 WORLDWIDE PETROMOLY, INC.

      By:  /S/ Robert S. Vail
         -------------------------------

    Name:    Robert S. Vail
         ------------------------------

   Title:    Chief Financial Officer
         ----------------------------
            6-22-01
          --------------------

                                   Schedule A

Pacific Resource Group, Inc.
2311 Bear Hills Court
Draper, Utah  84020

Ladies and Gentlemen:

         In connection with our engagement of Pacific Resource Group, Inc, ("PRG") as a Finder, we hereby agree to indemnify and hold harmless PRG and its affiliates, and the respective directors, officers, shareholders, agents and employees of PRG (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses as incurred by any of them (including the reasonable fees and expenses of counsel) which (A) relate to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made to any Indemnified Person in connection with our engagement of PRG, or (B) otherwise relate to or arise out of PRG's activities on our behalf under PRG's engagement, including any action by PRG to collect amounts owed to it in connection therewith, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action , suit or proceeding (collectively a "Claim", in connection with pending or threatened litigation in which any Indemnified Person is a party. We will not, however, be responsible for any Claim which is finally judicially determined to have resulted exclusively from the gross negligence or willful misconduct of any person seeking indemnification hereunder. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of PRG except for any Claim incurred by us solely as a direct result of any Indemnified Person's gross negligence or willful misconduct.

         We further agree that we will not, without the prior written consent of PRG, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such claim may be brought hereunder from any and all liability arising out of such claim.

         Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to do so notify us shall not relieve us from any obligations we may have hereunder, unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability we may have to any Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of reasonable fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines that having common counsel with the Company and/or another Indemnified Person would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and such Indemnified reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefore, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefore at its own expense.

         We agree that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not PRG is the Indemnified Person), we and PRG shall contribute to the Claim for which such indemnify is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and PRG on the other, in connection with PRG's engagement referred to above, and the relative fault, as between us and the Indemnified Person in respect of the Claim, subject to the limitation that in no event shall the amount of PRG's contribution to such Claim exceed the amount of fees actually received by PRG from us pursuant to PRG's engagement. We hereby agree that the relative benefits to us, on the one hand, and PRG on the other, with respect to PRG's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fee actually paid to PRG in connection with such engagement; provided, however, that under no circumstances whatsoever shall PRG be required to contribute to any such claim any amount in excess of the fee actually paid in connection with such engagement.

         Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect, any rights that any Indemnified Party may have at law or at equity.

         Should PRG or its personnel be required or requested by us to provide documentary evidence or testimony in connection with any proceeding arising form or relating to PRG's engagement, we agree to pay all reasonable expenses (including fees incurred for legal counsel) in complying therewith.

         Any and all claims, disputes, or controversies arising out of this Agreement will be resolved by arbitration before the American Arbitration Association ("AAA") and that with respect to this Agreement, a party may seek injunctive relief and ancillary damages before the AAA. Each party irrevocably consents to subject matter jurisdiction before the AAA. The parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party for punitive or similar damages. The parties agree that any award or decision by the AAA shall be final and binding upon the parties and a judgement may be entered in a court of competent jurisdiction upon such award or decision. The parties agree that the situs of any arbitration or legal proceedings hereunder shall be the City of New York.

         It is understood that, in connection with PRG's engagement, PRG may be engaged to act in one or more additional capacities and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this Agreement shall apply to the original engagement, any such additional engagement and any modifications of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of PRG's engagement(s).

                             Very truly yours,

                             WORLDWIDE PETROMOLY, INC.

                                  By:  /S/ Robert S. Vail
                                     -------------------------------

                                Name:    Robert S. Vail
                                     ------------------------------

                               Title:    Chief Financial Officer
                                     ----------------------------

Confirmed and agreed to:

Pacific Resource Group, Inc.



By:    /s/ John Jones
    --------------------------------
         Name: John Jones
         Title: President